Exhibit 12.1

Public Diamond Himalaya Birkin LLC
c/o Otis Wealth, Inc.
6 Harrison Street, 5th Floor
New York, NY 10013

July 21, 2022

To the Manager of Public Diamond Himalaya Birkin LLC:

We are acting as counsel to Public Diamond Himalaya Birkin LLC, a Delaware limited liability company (the “Company”), with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated issuance of up to 47,500 non-voting membership interests (the “Interests”).

In connection with the opinion contained herein, we have examined the offering statement, the certificate of formation of the Company, and its Limited Liability Company Agreement, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that the Interests being sold pursuant to the offering statement have been authorized by all necessary series limited liability company actions of the Company and, when issued in the manner described in the offering statement, validly issued, fully paid and non-assessable. No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement. In giving such consent, we do not admit that any member of this firm is an “expert” within the meaning of the Securities Act or the rules and regulations of the Commission thereunder.

Yours truly,

/s/ CrowdCheck Law LLP

AS